EXHIBIT 16.1

Messineo & Co., CPAs LLC 2471 N McMullen Booth Road, Suite 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

April 2, 2015

We have read the statements included in the Form 8-K, dated April 2, 2015, of Siga Resources, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

We have no basis to either agree or disagree with other statements of the registrant contained in the Form 8-K

Very truly yours,

/s/ Messineo & Co., CPAs, LLC

Messineo & Co., CPAs, LLC

Clearwater, Florida